Exhibit 99.1

IMMEDIATE RELEASE

Spartan Motors Reports Second Quarter 2014 EPS of $0.01

CHARLOTTE, Mich., August 5, 2014 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”) today reported net income of $0.2 million, or $0.01 per share, in the quarter ended June 30, 2014. In the second quarter of 2013, Spartan reported net income of $0.7 million, or $0.02 per share.

Second Quarter 2014 Overview

For the second quarter of 2014 compared to the second quarter of 2013, Spartan reported:

●	Net sales of $115.8 million, down 4.2% from $120.9 million
●	Gross margin of 12.7% of sales versus 12.9%
●	Net income of $0.2 million, or $0.01 per share, versus net income of $0.7 million, or $0.02 per share
o	Delivery & Service (DSV) operating profit of $1.7 million versus operating loss of $1.6 million
o	Emergency Response (ER) operating loss of $1.5 million versus operating profit of $0.4 million
o	Specialty Chassis & Vehicles (SCV) operating profit of $1.4 million compared to operating profit of $3.9 million
●	Cash balance of $29.7 million at June 30, 2014, compared to $30.7 million at December 31, 2013
●	Order backlog increased to $246.7 million at June 30, 2014, from $242.7 million at December 31, 2013
●	Repurchased $1 million of Spartan common stock during the second quarter 2014

“Spartan posted net income of $0.01 per share in the second quarter, a substantial improvement from a loss of $0.06 per share in the first quarter of 2014,” stated John Sztykiel, Spartan’s Chief Executive Officer. “The DSV and SCV segments again reported operating profits, and the performance of our ER group improved significantly from the first quarter of 2014. We are seeing the benefits of better operational execution and greater commercial discipline throughout the organization. We expect this positive trend to continue through the second half of 2014 as we execute our DRIVE strategy.”

Second Quarter 2014 Segment Results:

Delivery & Service Vehicles (DSV)

(In thousands)	Second Quarter
	2014	2013	% Change
Delivery and Service Vehicles
Revenue
Vehicles	$44,639	$38,591	15.7%
Aftermarket & Service	4,894	5,564	-12.0%
Total revenue	$49,533	$44,155	12.2%
Operating income (loss)	$1,683	$(1,640)	NMF

●

Vehicle sales revenue grew to $44.6 million from $38.6 million, with shipments of truck bodies and walk-in vans increasing year-over-year. Vehicle shipments totaled 2,336 units in the second quarter of 2014, up from 2,059 units a year ago. Despite growth in revenue and units produced, ongoing chassis shortages constrained truck body shipments during the second quarter. DSV shipped 471 Reach units in the second quarter, of which 270 were newly redesigned models. The remaining 201 Reach vehicles shipped during the quarter were units that were previously delayed due to a component shortage.

●

Sales of aftermarket parts and field service solutions declined 12.0% to $4.9 million in the second quarter of 2014. During the quarter, DSV ramped up operations at a Saltillo, Mexico up-fit facility for Chrysler’s Ram ProMaster van, which partially offset lower sales of other aftermarket products and services in the quarter.

●

Operating profit for the second quarter of 2014 was $1.7 million versus an operating loss of $1.6 million in 2013. The improvement in profitability for the quarter was due to growth in vehicle production volume, higher margins on the redesigned Reach that went into production during the second quarter of 2014, and greater operating efficiency at Bristol, which was in an early launch phase during the second quarter of 2013.

●

Backlog at June 30, 2014, stood at $63.0 million, which included 400 Reach units scheduled to be built and shipped during the third quarter of 2014. Backlog at June 30, 2013 was $100.4 million, which included a 1,900-unit Reach order, while backlog at year-end 2013 was $73.1 million.

Emergency Response (ER)

(In thousands)	Second Quarter
	2014	2013	% Change
Emergency Response
Revenue
Total revenue	$42,118	$43,781	-3.8%
Operating income (loss)	$(1,461)	$438	NMF

●

ER revenue declined slightly during the second quarter to $42.1 million, from $43.8 million a year ago. Lower revenue was a result of fewer chassis being shipped to external customers, an increase in chassis held in inventory for a 70-truck order from Peru and production delays due to a computer server malfunction at the Brandon, South Dakota facility. Prior to the end of the second quarter, Spartan shipped the first group of 10 fire trucks to Peru. The remainder of the Peru order is expected to be completed during the third quarter of 2014.

●

The ER segment posted an operating loss of $1.5 million in the second quarter of 2014 compared to operating income of $0.4 million in the second quarter of 2013. The operating loss was due to lower chassis sales to external customers and higher expenses due in part to the impact of the server malfunction. On a sequential quarterly basis, the ER segment’s operating loss was reduced by 60% from $3.7 million in the first quarter of 2014, as the Company made progress in improving operational performance and realized the positive effects of a more favorable product mix.

●	Backlog at June 30, 2014 was $165.1 million compared to $115.1 million at June 30, 2013. Backlog at December 31, 2013 was $156.5 million.

Sztykiel commented on the ER segment, “Emergency Response is an important, strategic market for Spartan. Our backlog has increased 43.4% from the second quarter of 2013, indicating the strength of the Spartan brand, but also resulting in longer wait times for customers. To help reduce delivery times and leverage our flexible manufacturing base, Spartan intends to continue building certain fire truck models at its Charlotte campus after the completion of the Peru order.

“In July, we committed additional resources and created a team dedicated specifically to accelerating the rate of change in the ER business. This group is conducting a comprehensive review of the ER business from the order process through production and delivery to drive continuing improvements in operating performance. We are confident the team’s efforts will result in more efficient operations and ensure the ER segment achieves sustained profitability.”

Specialty Chassis & Vehicles (SCV)

(In thousands)	Second Quarter
	2014	2013	% Change
Specialty Chassis & Vehicles
Revenue
Motorhome & Bus	$17,799	$20,378	-12.7%
Parts and Accessories	4,169	7,822	-46.7%
Other Specialty Vehicle	2,176	4,738	-54.1%
Total revenue	$24,144	$32,938	-26.7%
Operating income	$1,426	$3,900	-63.4%

●

Revenue in the SCV segment declined to $24.1 million from $32.9 million due to lower sales throughout the segment, with the exception of Isuzu contract manufacturing operations. Motorhome chassis production declined during the second quarter to $17.8 million from $20.4 million, as a major customer reduced orders to work off its RV inventory levels. Growth in shipments to other customers during the quarter partially offset these reductions. Aftermarket Parts & Accessories (APA) sales declined in the second quarter of 2014 from the prior year mainly due to lower defense sales, which was expected due to budget cuts. Other Specialty Vehicle revenues declined to $2.2 million which reflected the lack of Specialty and Defense (SDG) revenue in the second quarter 2014. In the second quarter of 2013, SDG had revenue of $3.1 million from military vehicle sales. The absence of SDG revenue in the second quarter of 2014 more than offset higher revenue from the Isuzu contract manufacturing operations when compared to the second quarter of 2013.

●

Operating income declined to $1.4 million from $3.9 million. Operating expenses included an additional $0.2 million accrual for the previously announced motorhome steering gear recall. Lower operating income also resulted from lower sales in all SCV business lines, with the exception of the Isuzu manufacturing operations.

●	Backlog at June 30, 2014 totaled $18.6 million versus $17.6 million at June 30, 2013. At December 31, 2013, SCV’s backlog stood at $13.0 million.

Sztykiel commented, “While motorhome chassis sales in 2014 are expected to lag year-ago levels, we expect a return to growth in 2015. We added a new customer in the second quarter and are expanding our product lineup to fit the needs of more customers. Next year, we expect to see more RVs riding on a Spartan chassis.”

Financial Summary and Outlook

“Spartan reported net income of $0.01 per share in the second quarter, highlighting our efforts to raise operating performance as we execute DRIVE throughout the organization. The Company was profitable despite the challenges of lower revenue in the SCV and ER segments,” stated Lori Wade, Spartan’s Chief Financial Officer. “Gross margin of 12.7% in the second quarter of 2014 approached the 12.9% reported in the second quarter of 2013 and was a marked improvement over the 10.0% gross margin reported in the first quarter of 2014. Performance in the DSV segment improved dramatically from last year when the Bristol facility was still in an early launch phase.

“Net income for the second quarter of 2014 was higher than operating income due to an adjustment to our tax provision to record the impact of the change in our full year financial projections. Our 2014 full year tax rate is negatively impacted by roughly 5 – 6% due to the expiration of the research and development tax credit on December 31, 2013.”

Wade continued her remarks, stating, “Spartan’s balance sheet and liquidity position remained solid. Cash at June 30, 2014 was $29.7 million despite the addition of $8 million of inventory for the 70 fire trucks being built for Peru. A strong cash position and positive outlook for the second half of the year allowed us to repurchase $1 million of Spartan common stock and pay a dividend of $1.7 million, or $0.05 per share, during the second quarter.

“We are revising our 2014 revenue projection to a range of $500 – $520 million, a reduction of $5 million from the upper end of the range. Lower projected motorhome chassis revenue and production delays in the ER segment cause us to be more conservative at the top end of our estimated revenue range. Lower revenue is also expected to have an adverse impact on operating margins, so we are revising our expected operating margin for 2014 to a range of 0.5% to 1.0% of sales. We expect Spartan to report an operating profit for the third and fourth quarters of 2014, as well as for the year as a whole.”

Business Summary

Sztykiel commented, “We are pleased with our second quarter performance, reporting a profit of $0.01 per share and the strength of our balance sheet, despite the challenges. Due to the strength of our brands, we are gaining traction in our marketplace as we execute DRIVE in a disciplined manner. Challenges remain, but we have a positive outlook for operating performance in the second half of 2014.”

D.R.I.V.E. is Spartan’s operating strategy based on five tenets:

●	Diversified Growth
●	Redefining Technology and Innovation
●	Integrated Operational Excellence
●	Vibrant Culture
●	Excited Consumers/Brand Loyalists

Conference Call, Webcast and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.” For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and delivery and service markets. The Company's brand names – Spartan™, Spartan Chassis™, Spartan ER™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The Company employs approximately 1,700 associates at facilities in Michigan, Pennsylvania, South Dakota, Indiana and Florida. Spartan reported sales of $470 million in 2013 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Lori Wade, CFO Spartan Motors, Inc. (517) 543-6400	Greg Salchow, Group Treasurer Spartan Motors, Inc. (517) 543-6400

Spartan Motors, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except par value)

	(Unaudited)
	June 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$29,677	$30,707
Accounts receivable, less allowance of $194 and $769	49,186	47,560
Inventories	84,432	81,419
Deferred income tax assets	6,736	6,736
Income taxes receivable	3,704	1,641
Assets held for sale	329	373
Other current assets	2,410	2,291
Total current assets	176,474	170,727

Property, plant and equipment, net	52,190	54,278
Goodwill	15,961	15,961
Intangible assets, net	9,526	10,094
Other assets	2,157	2,222
TOTAL ASSETS	$256,308	$253,282

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$35,246	$30,525
Accrued warranty	8,564	7,579
Accrued customer rebates	2,282	2,190
Accrued compensation and related taxes	7,350	6,440
Deposits from customers	17,983	18,006
Other current liabilities and accrued expenses	6,269	5,333
Current portion of long-term debt	58	79
Total current liabilities	77,752	70,152

Other non-current liabilities	2,362	3,109
Long-term debt, less current portion	5,232	5,261
Deferred income tax liabilities	3,209	3,209

Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares authorized; 34,273 and 34,210 outstanding	343	342
Additional paid in capital	75,474	75,075
Retained earnings	91,952	96,132
Total Spartan Motors, Inc. shareholders' equity	167,769	171,549
Non-controlling interest	(16)	2
Total shareholders' equity	167,753	171,551
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$256,308	$253,282

Spartan Motors, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Sales	$115,795	$120,874	$243,754	$217,010
Cost of products sold	101,133	105,248	216,347	195,038
Gross profit	14,662	15,626	27,407	21,972

Operating expenses:
Research and development	2,740	2,897	5,599	5,698
Selling, general and administrative	11,891	11,661	25,319	22,035
Total operating expenses	14,631	14,558	30,918	27,733

Operating income (loss)	31	1,068	(3,511)	(5,761)

Other income (expense):
Interest expense	(91)	(87)	(185)	(156)
Interest and other income	111	115	239	261
Total other income (expense)	20	28	54	105

Income (loss) before taxes	51	1,096	(3,457)	(5,656)

Taxes	(179)	405	(1,546)	(2,093)

Net Income (loss)	230	691	(1,911)	(3,563)

Less: net loss attributable to non-controlling interest	(17)	-	(18)	-

Net income (loss) attributable to Spartan Motors Inc.	$247	$691	$(1,893)	$(3,563)

Basic net earnings (loss) per share	$0.01	$0.02	$(0.06)	$(0.11)

Diluted net earnings (loss) per share	$0.01	$0.02	$(0.06)	$(0.11)

Basic weighted average common shares outstanding	34,446	34,105	33,842	33,447

Diluted weighted average common shares outstanding	34,450	34,139	33,842	33,447

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Three Months Ended June 30, 2014 (amounts in thousands of dollars)

	Business Segments
	Emergency Response	Delivery & Service Vehicles	Specialty Vehicles	Other	Consolidated

Emergency Response Vehicles Sales	$42,118	$-	$-	$-	$42,118
Delivery & Service Vehicles Sales	-	44,639	-	-	44,639
Motorhome Chassis Sales	-	-	17,799	-	17,799
Other Specialty Vehicles	-	-	2,176	-	2,176
Aftermarket Parts and Assemblies	-	4,894	4,169	-	9,063

Total Sales	$42,118	$49,533	$24,144	$-	$115,795

Depreciation and Amortization Expense	$249	$1,122	$188	$601	$2,160
Operating Income (Loss)	$(1,461)	$1,683	$1,426	$(1,617)	$31
Segment Assets	$87,811	$74,655	$21,843	$71,999	$256,308

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Period End Backlog (amounts in thousands of dollars)

	June 30, 2014	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013

Emergency Response Vehicles	165,144	176,350	156,489	119,693	115,148

Delivery & Service Vehicles *	62,994	83,356	73,148	87,492	100,399

Motorhome Chassis *	15,761	12,866	11,370	22,104	14,166
Other Vehicles*	-	-	-	-	-
Aftermarket Parts and Assemblies	2,803	1,438	1,654	2,635	3,437
Total Specialty Vehicles Backlog	18,564	14,304	13,024	24,739	17,603

Total Backlog	$246,702	$274,010	$242,661	$231,924	$233,150

* Anticipated time to fill backlog orders at June 30, 2014; 9 months or less for emergency response chassis; 12 months or less for emergency response vehicles; 2 months or less for motorhome chassis; 4 months or less for delivery and service vehicles.